Exhibit 99.1

Fannie Mae Earns $4.0 Billion in Second Quarter 2026
•Growth in earnings from prior quarter reflects increased net revenues(1), which more than offset higher credit loss provision
•34th consecutive quarterly profit pushed net worth to $116.5 billion, a $103.0 billion increase since the start of 2020
•Illustrative return on average required CET1(2) capital of 10.8%, up from 10.4% in the first quarter of 2026
WASHINGTON, DC – July 29, 2026 – Fannie Mae (FNMA/OTCQB) earned $4.0 billion in net income in the second quarter of 2026, compared with $3.7 billion in the first quarter of 2026, and increased its net worth to $116.5 billion as of June 30, 2026. Net revenues increased to $7.6 billion in the second quarter, compared with $7.3 billion in the first quarter of 2026. The increase in net income reflects increased net revenues driven by higher net interest income from portfolios and higher net deferred guaranty fees, a shift to investment gains, and lower non-interest expenses. These were partially offset by an increased credit loss provision and a shift to fair value losses.
William J. Pulte, Director, U.S. Federal Housing, and Chairman, Fannie Mae Board of Directors:
“Fannie Mae’s strong second quarter earnings of $4 billion are up 20% year-over-year, growing its net worth to more than $116 billion. This shows the company’s continued stability and growth, all while reaching $3 billion in estimated homeowner savings since 2018 through innovative appraisal alternatives.”
Peter Akwaboah, Acting Chief Executive Officer and Chief Operating Officer, Fannie Mae:
“The strength of our core guaranty business and financial discipline enabled us to deliver another quarter of solid earnings and real impact. We provided $125 billion in mortgage market liquidity, supporting 417,000 home purchases, refinances, and rental units, including helping almost 110,000 borrowers buy their first home. Our financial performance advances our mission to promote a stable, accessible, and affordable housing market across America.”
More information, including access to the webcast featuring our earnings presentation, our Second Quarter 2026 Form 10-Q, and other disclosures, can be found on our Quarterly and Annual Results webpage at fanniemae.com/financialresults.

Second Quarter 2026 Key Metrics

$4.0 billion	$116.5 billion	$7.6 billion
Net Income	Net Worth	Net Revenues(1)
($3.7 billion in 1Q 2026)	($112.7 billion in 1Q 2026)	($7.3 billion in 1Q 2026)

$4.1 trillion	10.7%	10.8%
Guaranty Book of Business	Administrative Expense Ratio(3)	Illust. Return on Avg. Req. CET1(2)
($4.1 trillion in 1Q 2026)	(10.2% in 1Q 2026)	(10.4% in 1Q 2026)

Business Impact and Quarterly Highlights

Mortgage Acquisitions
Enabled the financing of ~417,000 home purchases,
refinancings, and rental units in the second quarter of 2026

$125 billion in liquidity provided to mortgage market, supporting approximately 201,000 home purchases, 117,000 refinancings, and 99,000 rental units.

More than 80% of multifamily units financed were affordable to renters earning less than 100% of area median income.

Helped nearly 110,000 first-time homebuyers purchase a home, representing 55% of single-family purchase acquisitions.

Our foreclosure prevention solutions allowed more than 21,000 homeowners to remain in their homes.

Introduced new Purchase-Application Level Index (PALI) weekly data series, providing insights into future home sales and GSE MBS issuance activity.

Reached $3 billion in estimated borrower closing cost savings since 2018 from Fannie Mae-enabled appraisal alternatives.(4)
Endnotes are presented on page 5

Second Quarter 2026	1

Summary of Financial Results
Chryssa C. Halley, Chief Financial Officer, Fannie Mae:
“Our second quarter results highlight our large, stable revenue base and continued expense and capital discipline. Together, these strengths contributed to our highest level of quarterly net income in over a year, bringing our net worth to above $116 billion.”

Key Highlights — Second Quarter 2026

•
Net revenues of $7.6 billion, primarily consisting of guaranty fee income on the company’s $4.1 trillion guaranty book of business. The increase in net revenues was primarily driven by higher net interest income from portfolios and higher net deferred guaranty fee income.

◦Single-family net revenues of $6.3 billion from a $3.6 trillion conventional guaranty book with an average charged guaranty fee of 49.0 basis points.

◦Multifamily net revenues of $1.3 billion from a $544.6 billion guaranty book with an average charged guaranty fee of 70.5 basis points.

•	Provision for credit losses of $485 million, compared with $277 million in 1Q 2026.

•
Non-interest expense of $2.1 billion, compared with $2.2 billion in 1Q 2026; decrease driven primarily by a shift from other expense to other income in the Multifamily segment, partially offset by higher administrative expenses.

•
Other losses decreased by $133 million compared with 1Q 2026, driven by a shift from investment losses to investment gains, which was partially offset by a shift from fair value gains to fair value losses.

Summary of Consolidated Financial Results

(Dollars in millions)	2Q26	1Q26	Variance	% Change	2Q25	Variance	% Change
Net interest income	$7,493	$7,198	$295	4%	$7,155	$338	5%
Fee and other income	72	82	(10)	(12)%	86	(14)	(16)%
Net revenues	7,565	7,280	285	4%	7,241	324	4%
Fair value gains (losses), net	(76)	121	(197)	NM	211	$(287)	NM
Investment gains (losses), net	53	(277)	330	NM	(19)	72	NM
Other gains (losses), net	(23)	(156)	133	85%	192	(215)	NM
(Provision) benefit for credit losses	(485)	(277)	(208)	(75)%	(946)	461	49%
Non-interest expense:
Administrative expenses(5)	(811)	(745)	(66)	(9)%	(847)	36	4%
Legislative assessments(6)	(934)	(931)	(3)	— %*	(939)	5	1%
Credit enhancement expense(7)	(361)	(358)	(3)	(1)%	(400)	39	10%
Other income (expense), net(8)	38	(149)	187	NM	(147)	185	NM
Total non-interest expense	(2,068)	(2,183)	115	5%	(2,333)	265	11%
Income before federal income taxes	4,989	4,664	325	7%	4,154	835	20%
Provision for federal income taxes	(1,007)	(944)	(63)	(7)%	(837)	(170)	(20)%
Net income	$3,982	$3,720	$262	7%	$3,317	$665	20%
		—				—
Total comprehensive income	$3,830	$3,655	$175	5%	$3,324	$506	15%
Net worth	$116,497	$112,667	$3,830	3%	$101,636	$14,861	15%

NM - Not meaningful
* Represents less than 0.5%

Second Quarter 2026	2

Single-Family Business
Jake Williamson, EVP, Head of Single-Family, Fannie Mae:
“Lenders are using our enhanced Desktop Underwriter services to drive speed, certainty, and a more seamless borrower experience. We are using technology with the goal of modernizing the lending process and lowering up-front mortgage costs, including building upon the estimated $3 billion that borrowers have saved since 2018 through Fannie Mae-enabled appraisal alternatives."

Single-Family Highlights — Second Quarter 2026

•
Single-family conventional acquisition volume increased to $111.2 billion, compared with $98.7 billion in 1Q 2026, driven by a $17.9 billion increase in purchase acquisition volume, partially offset by a $5.4 billion decrease in refinance acquisition volume.

•	Average single-family conventional guaranty book was largely unchanged at $3.56 trillion compared to 1Q 2026.

•
The average charged guaranty fee, net of TCCA fees, on the single-family conventional guaranty book increased to 49.0 basis points, compared with 48.8 basis points in 1Q 2026. The average charged guaranty fee on newly acquired conventional loans, net of TCCA fees, decreased to 53.5 basis points, compared with 55.1 basis points in 1Q 2026.

•
Overall credit characteristics of the single-family conventional guaranty book were largely unchanged compared with the prior quarter, with a weighted-average mark-to-market loan-to-value ratio of 51% and a weighted-average FICO credit score at origination(9) of 753 as of June 30, 2026.

•	Single-family serious delinquency rate remained unchanged at 0.58% as of June 30, 2026, compared with prior quarter end.(10)

•
Provision for single-family credit losses of $226 million, primarily associated with new acquisitions, newly delinquent loans, and the redesignation of certain loans to held for sale, partially offset by a benefit from actual home price growth. This compares with a provision of $103 million in 1Q 2026.

Single-Family Business Financial Results

(Dollars in millions)	2Q26	1Q26	Variance	% Change	2Q25	Variance	% Change
Net interest income	$6,248	$5,978	$270	5%	$5,992	$256	4%
Fee and other income	53	61	(8)	(13)%	69	(16)	(23)%
Net revenues	6,301	6,039	262	4%	6,061	240	4%
Fair value gains (losses), net	(35)	204	(239)	NM	197	(232)	NM
Investment gains (losses), net	50	(257)	307	NM	(20)	70	NM
Other gains (losses), net	15	(53)	68	NM	177	(162)	(92)%
(Provision) benefit for credit losses	(226)	(103)	(123)	(119)%	(737)	511	69%
Non-interest expense:
Administrative expenses(5)	(650)	(601)	(49)	(8)%	(687)	37	5%
Legislative assessments(6)	(924)	(918)	(6)	(1)%	(918)	(6)	(1)%
Credit enhancement expense(7)	(278)	(280)	2	1%	(318)	40	13%
Other income (expense), net(8)	(87)	(90)	3	3%	(131)	44	34%
Total non-interest expense	(1,939)	(1,889)	(50)	(3)%	(2,054)	115	6%
Income before federal income taxes	4,151	3,994	157	4%	3,447	704	20%
Provision for federal income taxes	(873)	(820)	(53)	(6)%	(711)	(162)	(23)%
Net income	$3,278	$3,174	$104	3%	$2,736	$542	20%

Average charged guaranty fee on new conventional acquisitions, net of TCCA fees	53.5 bps	55.1 bps	(1.6) bps	(3)%	57.3 bps	(3.8) bps	(7)%
Average charged guaranty fee on conventional guaranty book of business, net of TCCA fees	49.0 bps	48.8 bps	0.2 bps	— %*	48.3 bps	0.7 bps	1%

Second Quarter 2026	3

Multifamily Business
Kelly Follain, EVP, Head of Multifamily, Fannie Mae:
“In a dynamic multifamily market, we remain focused on disciplined growth, working with our lenders to provide reliable liquidity for borrowers and support the demand for affordable rental housing across the country.”

Multifamily Highlights — Second Quarter 2026

•	Multifamily acquisition volume declined to $14.2 billion, compared with $17.1 billion in 1Q 2026.

•	Multifamily book of business grew to $544.6 billion as of June 30, 2026, a $2.1 billion increase from March 31, 2026.

•	Average charged guaranty fees on overall multifamily book decreased by 0.6 basis points to 70.5 basis points as of June 30, 2026, compared with 71.1 basis points as of March 31, 2026.

•
Overall credit characteristics of the multifamily guaranty book were largely unchanged compared with the prior quarter, with weighted-average original loan-to-value ratio of 63% and a weighted-average debt service coverage ratio of 1.9 as of June 30, 2026.

•
Multifamily serious delinquency rate decreased to 0.60% as of June 30, 2026, compared with 0.78% as of prior quarter end, primarily as a result of the modification of a loan portfolio previously in forbearance and foreclosure activity, partially offset by additional loans that became seriously delinquent due to sustained market challenges in recent periods.(11)

•
Provision for multifamily credit losses of $259 million, primarily associated with weaker property valuations and slower net operating income growth in our multifamily guaranty book and by provision for loans that became seriously delinquent. This compares to a provision of $174 million in 1Q 2026.

Multifamily Business Financial Results

(Dollars in millions)	2Q26	1Q26	Variance	% Change	2Q25	Variance	% Change
Net interest income	$1,245	$1,220	$25	2%	$1,163	$82	7%
Fee and other income	19	21	(2)	(10)%	17	2	12%
Net revenues	1,264	1,241	23	2%	1,180	84	7%
Fair value gains (losses), net	(41)	(83)	42	51%	14	(55)	NM
Investment gains (losses), net	3	(20)	23	NM	1	2	200%
Other gains (losses), net	(38)	(103)	65	63%	15	(53)	NM
(Provision) benefit for credit losses	(259)	(174)	(85)	(49)%	(209)	(50)	(24)%
Non-interest expense:
Administrative expenses(5)	(161)	(144)	(17)	(12)%	(160)	(1)	(1)%
Legislative assessments(6)	(10)	(13)	3	23%	(21)	11	52%
Credit enhancement expense(7)	(83)	(78)	(5)	(6)%	(82)	(1)	(1)%
Other income (expense), net(8)	125	(59)	184	NM	(16)	141	NM
Total non-interest expense	(129)	(294)	165	56%	(279)	150	54%
Income before federal income taxes	838	670	168	25%	707	131	19%
Provision for federal income taxes	(134)	(124)	(10)	(8)%	(126)	(8)	(6)%
Net income	$704	$546	$158	29%	$581	$123	21%

Average charged guaranty fee rate on multifamily guaranty book of business, at period end	70.5 bps	71.1 bps	(0.6) bps	(1)%	73.3 bps	(2.8) bps	(4)%

Second Quarter 2026	4

Additional Matters

Fannie Mae’s Condensed Consolidated Statements of Operations and Comprehensive Income and Condensed Consolidated Balance Sheets for the second quarter of 2026 are available in the accompanying Annex; however, investors and interested parties should read the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2026 (“Second Quarter 2026 Form 10-Q”), which was filed today with the Securities and Exchange Commission and is available on Fannie Mae’s website, www.fanniemae.com. The company provides further discussion of its financial results and condition, credit performance, and other matters in its Second Quarter 2026 Form 10-Q. Additional information about the company’s financial and credit performance is contained in Fannie Mae’s “2Q 2026 Earnings Presentation” and “Second Quarter 2026 Financial Supplement” at www.fanniemae.com.

# # #

This release includes forward-looking statements regarding the company's future financial and mission performance and financial condition, as well as the company’s future plans, and their impact. Actual outcomes could be materially different from what is set forth in these forward-looking statements due to a variety of factors, including those described in “Forward-Looking Statements” in the company’s Second Quarter 2026 Form 10-Q and in “Forward-Looking Statements,” “Risk Factors,” and elsewhere in the company’s annual report on Form 10-K for the year ended December 31, 2025.

Fannie Mae provides website addresses in its news releases solely for readers’ information. Information contained on or accessible through our website is not incorporated into, and does not as a result of references to the company’s website form a part of, this release or any other report or document the company files with or furnishes to the Securities and Exchange Commission, and any references to the company’s website are intended to be inactive textual references only.

To learn more, visit fanniemae.com.

Endnotes
NM	Not meaningful
*	Represents less than 0.5%
(1)	As presented in our Form 10-Q, net revenues consists of net interest income, and fee and other income.
(2)	Illustrative return on average required Common Equity Tier 1 (CET1) is designed to show what our return on capital would have been if our actual CET1 available capital had been equal to the CET1 capital requirement for the applicable periods. CET1 requirement as presented represents the company's average CET1 capital requirement including prescribed capital conservation buffer amount under the enterprise regulatory capital framework (which is not currently in effect while the company is in conservatorship) for the period as described below and not the amount of the company's actual available CET1 capital. As of June 30, 2026, the company's actual available CET1 capital was a deficit of $33 billion. For each applicable period, the illustrative return on average required CET1 ratio is calculated based on annualized year-to-date net income for the period divided by the average CET1 capital requirement for each quarter to date during the applicable year plus the fourth quarter of the previous year.
(3)	Administrative expense ratio is calculated as administrative expenses divided by net revenues during the period. Administrative expenses consist of salaries and employee benefits and professional services, technology and occupancy expenses.
(4)	Based on Fannie Mae analysis of loan delivery data from January 2018 through June 2026 using $550 as the approximate weighted average appraisal cost savings per loan.
(5)	Consists of salaries and employee benefits and professional services, technology and occupancy expenses.
(6)
For single-family, consists of the portion of our single-family guaranty fees that is paid to Treasury pursuant to the TCCA, affordable housing allocations and FHFA assessments. For multifamily, consists of affordable housing allocations and FHFA assessments.

(7)
Consists of costs associated with freestanding credit enhancements, which primarily include the company’s Connecticut Avenue Securities® (“CAS”) and Credit Insurance Risk TransferTM programs, enterprise-paid mortgage insurance, and certain lender risk-sharing programs.

(8)	Primarily consists of foreclosed property income (expense), change in the expected benefits from our freestanding credit enhancements, and gains (losses) from partnership investments.
(9)
Weighted-average FICO credit score at origination excludes loans for which FICO credit scores were unavailable and also excludes loans delivered with a VantageScore 4.0 credit score. Collectively these loans represented less than 0.5% of single-family conventional guaranty book of business.

(10)	Single-family seriously delinquent loans are loans that are 90 days or more past due or in the foreclosure process. Our single-family serious delinquency rate is expressed as a percentage of our single-family conventional guaranty book of business based on loan count.
(11)	Multifamily serious delinquency rate consists of multifamily loans that were 60 days or more past due based on unpaid principal balance, expressed as a percentage of our multifamily guaranty book of business.

Investor Contact: Yasaman Hekmat (yasaman_hekmat@fanniemae.com)
Media Contact: Matthew Classick (matthew_t_classick@fanniemae.com)

Second Quarter 2026	5

ANNEX
FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Operations and Comprehensive Income — (Unaudited)
(Dollars and shares in millions, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2026	2025	2026	2025
Interest income:
Mortgage loans	$39,294	$37,693	$78,199	$75,092
Securities purchased under agreements to resell	548	924	1,178	1,796
Investments in securities and other	966	794	1,653	1,539
Total interest income	40,808	39,411	81,030	78,427
Interest expense:
Short-term debt	(254)	(103)	(448)	(208)
Long-term debt	(33,061)	(32,153)	(65,891)	(64,063)
Total interest expense	(33,315)	(32,256)	(66,339)	(64,271)
Net interest income	7,493	7,155	14,691	14,156
Non-interest income:
Fair value gains (losses), net	(76)	211	45	334
Fee and other income	72	86	154	170
Investment gains (losses), net	53	(19)	(224)	(20)
Total non-interest income	49	278	(25)	484
(Provision) benefit for credit losses	(485)	(946)	(762)	(970)
Non-interest expense:
Salaries and employee benefits	(463)	(492)	(926)	(1,103)
Professional services, technology, and occupancy	(348)	(355)	(630)	(736)
Legislative assessments	(934)	(939)	(1,865)	(1,870)
Credit enhancement expense	(361)	(400)	(719)	(879)
Other income (expense), net	38	(147)	(111)	(344)
Total non-interest expense	(2,068)	(2,333)	(4,251)	(4,932)
Income before federal income taxes	4,989	4,154	9,653	8,738
Provision for federal income taxes	(1,007)	(837)	(1,951)	(1,760)
Net income	3,982	3,317	7,702	6,978
Other comprehensive income (loss)	(152)	7	(217)	1
Total comprehensive income	$3,830	$3,324	$7,485	$6,979
Net income	$3,982	$3,317	$7,702	$6,978
Dividends distributed or amounts attributable to senior preferred stock	(3,830)	(3,324)	(7,485)	(6,979)
Net income (loss) attributable to common stockholders	$152	$(7)	$217	$(1)
Earnings per share:
Basic	$0.03	$0.00	$0.04	$0.00
Diluted	0.03	0.00	0.04	0.00
Weighted-average common shares outstanding:
Basic	5,867	5,867	5,867	5,867
Diluted	5,893	5,867	5,893	5,867

See Notes to Condensed Consolidated Financial Statements in the Second Quarter 2026 Form 10-Q

Second Quarter 2026	6

FANNIE MAE
(In conservatorship)
Condensed Consolidated Balance Sheets — (Unaudited)
(Dollars in millions)

	As of
	June 30, 2026	December 31, 2025
ASSETS
Cash	$11,413	$11,452
Restricted cash (includes $22,143 and $22,848, respectively, related to consolidated trusts)	29,401	31,131
Securities purchased under agreements to resell (includes $17,900 and $18,425, respectively, related to consolidated trusts)	37,874	45,650
Investments in securities, at fair value	94,769	69,889
Mortgage loans:
Loans held for sale, at lower of cost or fair value	648	209
Loans held for investment, at amortized cost:
Of Fannie Mae	66,761	57,970
Of consolidated trusts	4,060,757	4,069,498
Total loans held for investment (includes $5,983 and $5,464, respectively, at fair value)	4,127,518	4,127,468
Allowance for loan losses	(8,513)	(8,364)
Total loans held for investment, net of allowance	4,119,005	4,119,104
Total mortgage loans	4,119,653	4,119,313
Advances to lenders	1,380	3,595
Deferred tax assets, net	9,185	9,828
Accrued interest receivable (includes $11,477 and $11,129, respectively, related to consolidated trusts)	12,287	11,689
Other assets	16,381	14,991
Total assets	$4,332,343	$4,317,538
LIABILITIES AND EQUITY
Liabilities:
Accrued interest payable (includes $11,321 and $11,320, respectively, related to consolidated trusts)	$12,423	$12,035
Debt:
Of Fannie Mae (includes $264 and $256, respectively, at fair value)	175,435	127,289
Of consolidated trusts (includes $14,557 and $15,060, respectively, at fair value)	4,012,823	4,053,140
Other liabilities (includes $1,701 and $1,719, respectively, related to consolidated trusts)	15,165	16,062
Total liabilities	4,215,846	4,208,526
Commitments and contingencies (Note 14)	—	—
Fannie Mae stockholders’ equity:
Senior preferred stock (liquidation preference of $234,166 and $226,984, respectively)	120,836	120,836
Preferred stock, 700,000,000 shares are authorized—555,374,922 shares issued and outstanding	19,130	19,130
Common stock, no par value, no maximum authorization—1,308,762,703 shares issued and 1,158,087,567 shares outstanding	687	687
Accumulated deficit	(16,559)	(24,261)
Accumulated other comprehensive income (loss)	(197)	20
Treasury stock, at cost, 150,675,136 shares	(7,400)	(7,400)
Total stockholders’ equity	116,497	109,012
Total liabilities and equity	$4,332,343	$4,317,538

See Notes to Condensed Consolidated Financial Statements in the Second Quarter 2026 Form 10-Q

Second Quarter 2026	7